Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Thursday, September 24, 2009

STAR BUFFET, INC. FILES FORM 10-Q
FOR SECOND QUARTER FY 2010

SCOTTSDALE, AZ – September 24, 2009 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its second quarter of fiscal 2010 ending August 10, 2009.  Star Buffet, Inc. had revenues of $19.5 million and net income of $85,000, or $0.03 per share on a diluted basis of 3,213,075 of shares outstanding for the twelve weeks ended August 10, 2009 and revenues of $47.7 million and net income of $939,000, or $0.29 per share on a diluted basis of 3,213,075 of shares outstanding for the twenty-eight weeks ended August 10, 2009.

About Star Buffet

Star Buffet is a multiconcept restaurant operator.  As of September 24, 2009, Star Buffet, through its subsidiaries, operates 19 Barnhill’s Buffet restaurants, nine franchised HomeTown Buffets, six JB’s restaurants, five 4B’s restaurants, three K-BOB’S Steakhouses, three BuddyFreddys restaurants, two Western Sizzlin restaurants, two Whistle Junction restaurants, two JJ North’s Grand Buffets, two Casa Bonita Mexican theme restaurants, one Holiday House restaurant, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

-end-